EXHIBIT 10.9

FIRST AMENDMENT TO LEASE

I.    PARTIES AND DATE.

This Amendment to Lease dated as of January 2, 2003 is by and between THE IRVINE COMPANY, a Delaware corporation (“Landlord”), and QUEST SOFTWARE, INC., a California corporation (“Tenant”).

II.    RECITALS.

On June 17, 1999, Landlord and Tenant entered into an office space lease (“Lease”) for space in a building located at 8001 Irvine Center Drive, Suites 200, 500 and 600, Irvine, California (“Premises”).

Landlord and Tenant each desire to modify the Lease to add approximately 2,598 rentable square feet of space on the first floor of the Building (“Suite 140”), adjust the Basic Rent, and make such other modifications as are set forth in “III. MODIFICATIONS” next below.

III.    MODIFICATIONS.

A.    Basic Lease Provisions.  The Basic Lease Provisions are hereby amended as follows:

1.    Effective as of January 1, 2003, the description of the Premises in Item 2 shall be amended by adding “and Suite 140.”

2.    Item 4 is hereby amended by adding the following:

“Commencement Date for Suite 140: January 1, 2003”

3.    Effective as of January 1, 2003, Item 6 shall be amended by adding the following:

“Basic Rent for Suite 140: Six Thousand Six Hundred Twenty-Five Dollars ($6,625.00) per month.

Rental Adjustments for Suite 140:

Commencing September 1, 2003, the Basic Rent for Suite 140 shall be Six Thousand Eight Hundred Eighty-Five Dollars ($6,885.00) per month.

Commencing June 1, 2004, the Basic Rent for Suite 140 shall be Seven Thousand Fifteen Dollars ($7,015.00) per month.

Commencing October 1, 2004, the Basic Rent for Suite 140 shall be Seven Thousand Two Hundred Seventy-Four Dollars ($7,274.00) per month.

Commencing October 1, 2005, the Basic Rent for Suite 140 shall be Seven Thousand Five Hundred Thirty-Four Dollars ($7,534.00) per month.”

4.    Effective as of January 1, 2003, Item 8 shall be amended by adding “and approximately 2,598 rentable square feet comprising Suite 140.”

5.    Item 9 is hereby deleted in its entirety and the following shall be substituted in lieu thereof:

“9.  Security Deposit: $181,108.00”

6.    Effective as of January 1, 2003, Item 12 shall be amended by adding the following: “and nine (9) unreserved vehicle parking spaces for Suite 140.”

B.    Security Deposit.  Concurrently with Tenant’s delivery of this Amendment, Tenant shall deliver the sum of Eight Thousand Two Hundred Eighty-Eight Dollars ($8,288.00) to Landlord, which sum shall be added to the Security Deposit presently being held by Landlord in accordance with Section 4.3 of the Lease.

C.    Floor Plan of Premises.  Effective as of the Commencement Date for Suite 140, the attached Exhibit A-1 shall be added to Exhibit A to the Lease.

D.    Condition of Suite 140.  Tenant shall take possession of Suite 140 in its existing condition (i.e., “as-is”), except that Landlord shall rekey the Premises, and Tenant waives any right or claim against Landlord arising out of the condition of Suite 140.

E.    Parking.  Notwithstanding the provisions of Exhibit C to the Lease, effective as of January 1, 2003 through May 31, 2004, Landlord shall Lease to Tenant, and Tenant shall be obligated to lease from Landlord, nine (9) unreserved parking spaces in connection with its leasing of Suite 140 at a stall charge of Fifteen Dollars ($15.00) per stall per month. Thereafter, Landlord shall make available to Tenant and Tenant may lease up to nine (9) unreserved parking stalls in connection with Suite 140 at Landlord’s scheduled parking rates from time to time.

F.    Water System.  Tenant shall eliminate, by not later than June 30, 2003, the use of the Building’s chilled water system as its primary source of chilled water for its second floor computer room, it being understood that such system will thereafter be available to Tenant only for emergency back-up purposes.

G.    Generator and Fuel Tank.  Tenant shall have the right and license to operate and utilize, for the remainder of the Lease Term and at Tenant’s sole expense, the existing back up generator and fuel tank (the “Equipment”) installed within the Project by Verio, Inc. (“Verio”) upon receipt by Landlord of a written acknowledgment from Verio that ownership of the Equipment has been transferred to Tenant. In such event, Tenant shall cause the Equipment to comply at all times with all applicable legal requirements pertaining to the use and storage of hazardous or toxic materials, and Tenant shall indemnify, defend, hold harmless and protect Landlord against any liability, cost, expense or loss in connection therewith. Upon request by Landlord at any time and from time to time, Tenant shall execute and deliver to Landlord any hazardous material disclosure form as may be requested by Landlord or any governmental agency. Should Tenant elect to remove the Equipment at any time, Tenant shall first pay to Landlord the cost, as reasonably estimated by Landlord, to restore the affected areas of the Project to substantially their pre-existing condition. If Tenant fails to remove the Equipment within sixty (60) days following the expiration or sooner termination of the Lease, Tenant shall be deemed to have relinquished to Landlord all right, title and interest thereto and Landlord shall be free to utilize or dispose of same in its discretion.

H.    Contingency.    Tenant understands and agrees that the effectiveness of this Amendment is contingent upon the mutual execution and delivery of an agreement between Landlord and Verio terminating Verio’s lease of Suite 140.

IV.    GENERAL.

A.    Effect of Amendments.  The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.    Entire Agreement.  This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.

C.    Counterparts.  If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation.

D.    Defined Terms.  All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.    Authority.  If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.    Attorneys’ Fees.  The provisions of the Lease respecting payment of attorneys’ fees shall also apply to this Amendment.

V.    EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD:		TENANT:

THE IRVINE COMPANY		QUEST SOFTWARE, INC.

By	/s/ DONALD S. MCNUTT	By	/s/ MIKE VAUGHN
Donald S. McNutt
	Senior Vice President, Leasing, Office Properties	Printed Name	Mike Vaughn
		Title	General Counsel

By	/s/ LYDIA KENNEDY	By	/s/ KEVIN BROOKS
Lydia Kennedy
	Vice President, Asset Management, Office Properties	Printed Name	Kevin Brooks
		Title	Corporate Controller

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